Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock of LIVE CURRENT MEDIA INC. beneficially owned by each of them and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of April, 2022.

THE OLLILA FAMILY TRUST DATED JUNE 18, 2018

Date:	April 30, 2022	by:	/s/ Mark Ollila
Mark Ollila, Trustee

		by:	/s/ Elina Ollila
Elina Ollila, Trustee

Date:	April 30, 2022	/s/ Mark Ollila
MARK OLLILA

Date:	April 30, 2022	/s/ Elina Ollila
ELINA OLLILA